Exhibit 5.5

Chancery Chambers

ATTORNEYS-AT-LAW

CHANCERY HOUSE, HIGH STREET

BRIDGETOWN, BARBADOS

WEST INDIES

TREVOR A. CARMICHAEL, B.Sc., (Econ.), M.A., Ph.D., Q.C.

of the Middle Temple, Barrister-at-Law

ANDREW C. FERREIRA, LL.B., (Hons.)

Associate

JACQUELINE R. CHACKO, B.A. (Hons.), LL.B., (Hons.)

Associate

KEISHA N. HYDE, LL.B., (Hons.)

Associate

CLAIRE A. LEWIS, LL.B., (Hons.), LL.M.

Associate

BRYAN A.R. VOLNEY

Solicitor and Attorney-at-Law

TELEPHONE: (246) 431-0070 TELECOPIER: (246) 431-0076

May 4, 2005

Matter No: 2050075

CanWest Media Inc.

31st Floor, TD Centre

201 Portage Avenue

Winnipeg, Manitoba

Canada R3B 3L7

Ladies and Gentlemen:

We have acted as Barbados counsel to CanWest Media Inc., a Canadian corporation (the “Company”), and the parties identified in Schedule A hereto (the “Barbados Guarantors”), in connection with the Company’s offer to exchange (the “Exchange Offer”) up to US$761,054,211 in outstanding 8% Series A Senior Subordinated Notes due 2012 (the “Initial Notes”) for an equal principal amount of registered 8% Series B Senior Subordinated Notes due 2012 (the “Exchange Notes”).

This opinion is being delivered to you for filing as an exhibit to the Registration Statement on Form F-4 filed by the Company, the Barbados Guarantors and the other guarantors identified therein (collectively, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) on or about April 15, 2005 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Exchange Notes and the related Guarantee (the “Guarantee”) of the Guarantors made pursuant to the Indenture (the “Indenture”), dated as of November 18, 2004, by and between the Company, as Issuer, the Barbados Guarantors and the other Guarantors named therein, and the Bank of New York, as Trustee (as amended, restated or supplemented from time to time) under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(i)	the Registration Statement and the prospectus contained therein;

May 4, 2005	Page 2 Matter No: 2050075

(ii)	the Guarantee; and

(iii)	officers certificates (the “Officer’s Certificates”) dated May , 2005, issued on behalf of each of the Barbados Guarantors by a duly authorised officer of each such Barbados Guarantor as to incumbency of certain officers and directors and other matters; and in each case annexing thereto (a) the Certificate and Articles of Incorporation (the “Corporate Instruments”) of such Barbados Guarantors; (b) the resolutions adopted by the Board of Directors of such Barbados Guarantors approving the guarantee of the obligations of the Company (as the indirect holding body corporate) of such Barbados Guarantor, and authorising such Barbados Guarantor to execute and deliver the Guarantee and all documents related thereto, and (c) the international business company licence and annual renewal for the year 2005 (“IBC Licence”), issued to such Barbados Guarantor.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, true, certified, conformed, photostatic or telecopied copies thereof; and the completeness and accuracy of all facts set forth in official public records and certificates and other documents issued by public officials.

In rendering the opinions set forth herein, we have relied (without independent check or verification) as to certain matters of fact solely upon each of the Officer’s Certificates rendered by each Barbados Guarantor.

We are qualified to practise law only in Barbados and have made no investigation of laws of any jurisdiction other than the laws of Barbados. We express no opinion as to the laws of any jurisdiction other than Barbados Law and the opinions hereinafter expressed are limited to the Barbados Law in effect on the date hereof.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that:

1.	Each Barbados Guarantor has been duly organised and is validly existing under the laws of Barbados, and has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantee.

2.	The Indenture has been duly authorised by each Barbados Guarantor in accordance with the laws of Barbados, and has been duly executed by each Barbados Guarantor.

3.	The Guarantee has been duly authorised by each Barbados Guarantor in accordance with the laws of Barbados, and has been duly executed by each Barbados Guarantor.

May 4, 2005	Page 3 Matter No: 2050075

4.	The execution and delivery of the Guarantee by the Barbados Guarantors, the performance by the Barbados Guarantors of their obligations thereunder and the enforcement of such obligations do not violate, any applicable law or public policy of Barbados.

This opinion is being delivered to you in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written authorisation. Cleary Gottlieb Steen & Hamilton LLP may rely on this opinion with respect to matters governed by Barbados law for purposes of its opinion to you dated on or about the date hereof.

We hereby consent (1) to the filing of this opinion as an exhibit to the Registration Statement, (2) to the reference to our firm which appears in the prospectus issued by the Company in respect of the Exchange Offer (the “Prospectus”), constituting a part thereof, and (3) to the references made to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act, or under any of the rules of regulations issued by the Commission thereunder.

Yours very truly,

Chancery Chambers

per: /s/ Andrew C. Ferreira

Andrew C. Ferreira

ACF:nen

May 4, 2005	Page 4 Matter No: 2050075

SCHEDULE A

CANWEST IRISH HOLDINGS (BARBADOS) INC.

CANWEST INTERNATIONAL COMMUNICATIONS INC.

CANWEST INTERNATIONAL MANAGEMENT INC.